Exhibit 21.1

SOLECTRON CORPORATION SUBSIDIARIES


                                         State or Other Jurisdiction of
Subsidiary                               Incorporation or Organization
------------                             ------------------------------

Solectron California Corporation         California

Solectron Technology, Inc.               California

Solectron Washington, Inc.               California

Fine Pitch Technology, Inc.              California

Solectron Massachusetts Corporation      California

Solectron Texas, Inc.                    Delaware

Solectron France, S.A.                   France

Solectron GmbH                           Germany

Solectron Scotland Limited               Scotland

Solectron Japan, Inc.                    Japan

Solectron Technology SDN. BHD.           Malaysia

Solectron (Suzhou) Technology Co., Ltd   Suzhou, PRC